Exhibit 10.2

ENERNOC, INC.

SEVERANCE AGREEMENT

This Severance Agreement is made as of the 27th day of July, 2009 by and between EnerNOC, Inc., a Delaware corporation (the “Company”), and Timothy Weller (the “Employee”).

WHEREAS, the Employee currently serves as an executive of the Company; and

WHEREAS, the Company and the Employee desire to provide for severance arrangements for the Employee under certain circumstances as of the Effective Date;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Employee agree as follows:

1.                                      Definitions.  As used in this Agreement, the following terms shall have the following meanings:

1.1.                              “Accrued Base Compensation”:  all amounts of compensation for services rendered to the Company that have been earned or accrued through the date of the Employee’s termination of employment but that have not been paid as of such date including (i) Base Salary, (ii) reimbursement for reasonable and necessary business expenses incurred by the Employee on behalf of the Company during the period ending on such date, and (iii) vacation pay; provided, however, that Accrued Compensation shall not include any amounts described in clause (i) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Employee.

1.2.                              “Agreed Bonus Target”: shall mean the bonus target amount as established from time to time by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

1.3.                              “Base Salary”: shall mean the Employee’s base compensation per annum as established by the Compensation Committee.

1.4.                              “Cause”: (i) willful failure to perform, or gross negligence in the performance of, the Employee’s duties for the Company or any of its affiliates; (ii) knowing and material breach by the Employee of any obligation to the Company or any of its affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) the Employee’s breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to the Company or any of its affiliates; or (iv) the Employee’s conviction of, or plea of nolo contendere to, a felony (other than felonies vehicular in nature) or any other crime involving moral turpitude; provided, however that with respect to the grounds set forth in Section 1.4(i), Cause shall not be deemed to exist until the Employee has been given written notice of the facts or circumstances allegedly constituting such grounds and, where reasonably subject to cure, thirty (30) days to cure.

1.5.                              “Good Reason”:  (i) a substantial reduction in the Employee’s then current base salary, without the Employee’s consent; (ii) material and continuing diminution of the Employee’s title or the Employee’s responsibilities, duties and authority in the operation and management of the Company as compared to such title or responsibilities, duties and authority on the Effective Date, without the Employee’s consent and (iii) the relocation of the the Employee’s office more than fifty (50) miles from its location without the Employee’s consent.

1.6.                              “Change of Control”:  (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation or (iii) a change of the majority of the members of the board of directors as a result of a contested election (not through appointment or election by the shareholders in the ordinary course).

1.7.                              “Disability”: a physical or mental infirmity that has impaired the Employee’s ability to substantially perform his duties with the Company for six consecutive months.

1.8.                              “Effective Date”: shall be July 31, 2009.

1.9.                              “Severance Compensation”:  100% of the Employee’s Base Salary on the effective date of termination and the Agreed Bonus Target in effect on the effective date of termination.

1.10.                        “Stock Award”: shall mean any grant of equity under the Company’s 2007 Employee, Director and Consultant Stock Plan or any subsequent stock plan of the Company.

2.                                      Payments upon Termination.

2.1.                              If the Company terminates the Employee’s employment without Cause, or the Employee terminates his or her employment with Good Reason, the Company will pay the Employee an amount equal to his Severance Compensation in twelve (12) equal monthly installments in arrears commencing one month after the date of termination and shall also pay him, on the date of termination, his Accrued Base Compensation as of the termination date.  The Company’s obligation to make such payments shall cease upon the Employee’s material breach of any written agreement between the Company and the Employee or of any written policy of the Company by which the Employee is bound, if such breach causes or is likely to cause material harm to the Company.  All payments to be made under Section 2.3 shall be made on the same schedule as set forth in this Section 2.1. In addition, in the event of such a termination without cause or if the Employee terminates for Good Reason, then to the extent Employee holds stock options and/or restricted shares in the Company, an additional six (6) months of vesting shall accelerate on such departure date. Employee would then have 3 business days from such departure date to exercise any accelerated or previously vested options.

2.2.                              If the Company terminates the Employee’s employment at any time for Cause, or upon the Employee’s death or Disability, the Company will pay the Employee his Accrued Base Compensation.

2.3.                              Upon any termination of the Employee’s employment with the Company to which Section 2.1 applies, the Company shall maintain the benefits that the Employee is receiving as of  the termination date and shall take such measures as are permissible under its medical, life, and disability insurance and any other employee benefit plans or programs to continue coverage or reimbursement for the Employee (and the Employee’s family, if applicable) on the same terms (including any required contribution by the Employee) as immediately prior to such termination.  If it is not permissible to continue any such coverage under any such insurance plans, the Company will pay the Employee, as additional severance compensation, such amount, net of state and federal income taxes payable by the Employee with respect thereto, as will be sufficient for the Employee to obtain such insurance coverage on an individual basis assuming that the Employee (and each member of the Employee’s family who is to be covered) is a “standard risk” for insurance purposes.  The Employee’s rights under this Section 2.3 shall continue only for so long as the Employee is entitled to receive payments of Severance Compensation under Section 2.1.

3.                                      CHANGE OF CONTROL.

3.1.                              In the event of a Change of Control, the vesting schedule set forth in the Stock Award shall, on the date of the Change of Control, be accelerated such that all (100%) of the Employee’s options and restricted shares shall become vested on the closing of such event.

3.2.                              If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change of Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such

Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal state and local employments taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

4.                                      Mutual Release.  Upon any termination of the Employee’s employment with the Company to which Section 2.1 applies, the Employee and the Company shall execute a Mutual Release.  The Employee’s execution of such Mutual Release shall be a condition precedent to the effectiveness of Sections 2.1 and 2.2. Such release shall be substantially similar in terms of substance to the release attached hereto as Exhibit A.

5.                                      Employee Agreement.  The Employee agrees that his Employee Agreement (a copy of which is attached hereto) is in full force and effect on the date hereof and is not modified or terminated by any provision of this agreement.  This agreement is referred to in the Mutual Release as “the Employee Agreement.”

6.                                      Miscellaneous.

6.1.                            This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts.  In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall attempt to settle the dispute, claim, question, or disagreement.  To this effect, the Parties shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties.  If the Parties do not reach such solution (or agree in writing to mediate the dispute) within a period of 30 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Employment Dispute Rules and Mediation Procedures.  The American Arbitration Association shall select one arbitrator to resolve the dispute and the arbitration shall be held in Boston, Massachusetts. The arbitrator shall issue a written decision setting forth in reasonable detail the basis for that decision.

The arbitrator shall have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute.

The arbitrator shall have the authority to award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees.  “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

The procedures set forth in this paragraph shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party may seek a preliminary injunction or other provisional judicial relief if, in its sole judgment, such action is necessary.  Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Article.  All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures (including optional mediation) specified in this Article are pending.  The Parties shall take necessary action that is required to effectuate such tolling.  Each Party is required to continue to perform its obligations under this Agreement pending resolution of any dispute arising out of the Agreement unless to do so would be impossible under the circumstances.  The requirements of this Article shall not be deemed to constitute a waiver of any right of termination under this Agreement.

6.2.                              This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.3.                              This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.  All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

6.4.                              This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior severance agreements and amendments (whether written or oral) between the parties.  The Employee acknowledges and agrees that neither the Company, nor anyone acting on its behalf has made, and in executing this Agreement the Employee has not relied upon, any representations, promises, or inducements except to the extent the same is expressly set forth herein.

7.                                      409A Compliance.

7.1.                              Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of your termination, you are deemed to be a “specified employee” of the Company within the meaning of Code Section 409A, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which you may become entitled under this Agreement which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following your termination of employment, at which time you shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to you under the terms of this Agreement.

7.2.                              The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit set forth in this Agreement, including but not limited to consequences related to Code Section 409A.  You and the Company agree to both negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement.  In the event that the Company determines in good faith that it is required to withhold taxes from any payment or benefit already provided to you, you agree to pay on demand the amount the Company has determined to the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement effective as of the date first mentioned above.

ENERNOC, INC.

By:	/s/ Timothy G. Healy
Duly authorized by the Board of Directors

/s/ Timothy Weller
Employee Signature

Timothy Weller
Printed Name of Employee